Exhibit 99.1

Contacts:

Investors Tim Lynch	Media Karen L. Bergman
Chief Financial Officer	BCC Partners
Tercica, Inc.	650-575-1509
650-624-4914	kbergman@bccpartners.com
tim.lynch@tercica.com

Tercica Reports Second Quarter Financial Results

South San Francisco, CA – August 2, 2004 – Tercica, Inc. (Nasdaq: TRCA) announced today the results of operations for the quarter and six-months ended June 30, 2004. The net loss was $11.4 million for the second quarter of 2004 compared to a net loss of $4.8 million for the same period in 2003. Basic and diluted net loss per share were $0.48 in the second quarter of 2004 compared to $2.77 for the same period in 2003.

Research and development expenses for the second quarter were $7.2 million compared to $3.9 million for the same period in 2003. The increase was driven primarily by activities associated with the establishment of the Company’s recombinant human insulin-like growth factor-1 (rhIGF-1) manufacturing process at its contract manufacturers and preparations for the anticipated NDA filing in Severe Primary IGF-1 Deficiency (IGFD).

Selling, general and administrative expenses for the quarter were $3.4 million, compared to $1.0 million for the same period in 2003. The results reflect increased corporate infrastructure required to support the Company’s growth and public company status, as well as pre-launch preparations for rhIGF-1.

The Company also recorded $1.2 million of acquired in-process research and development expense in the second quarter of 2004 related to the exclusive license of certain rights to IGF-1 combined with Insulin-like Growth Factor Binding Protein-3 (IGFBP-3).

At June 30, 2004, the Company held cash, cash equivalents and short-term investments of $69.0 million.

Recent Highlights and Upcoming Milestones

Recent highlights include:

•	Presented positive safety and efficacy results of the Company’s Phase III clinical trial of rhIGF-1 for the treatment of Severe Primary IGFD at the 86th Annual Endocrine Society Meeting in New Orleans;

•	Exercised its option to maintain its exclusive license to Genentech’s worldwide rights to IGF-1 combined with IGFBP-3 for all indications, other than diseases of the central nervous system and, outside of the US, diabetes; and

•	In July, appointed Stephen N. Rosenfield to the position of Senior Vice President, Legal Affairs, General Counsel and Secretary.

Upcoming milestones include:

•	Four data presentations related to Primary IGFD, including data regarding the prevalence of Primary IGFD in children with short stature will be presented at the International Congress of Endocrinology (ICE) meeting in Lisbon, Portugal from August 31 -September 4;

•	Initiation of a broad-scale Phase IIIb label expansion study of rhIGF-1 in children with Primary IGFD, which includes children with a less-severe form of IGFD, in the fourth quarter of 2004; and

•	Filing an NDA with the FDA for the use of the Company’s rhIGF-1 in Severe Primary IGFD in early 2005.

Please note that in order to align the Company’s terminology with the academic literature and its regulatory filings, Tercica has replaced the term “Pediatric” with “Primary” in characterizing the type IGF-1 deficiency being addressed by rhIGF-1 therapy, and thus now uses the terms “Primary IGFD” and “Severe Primary IGFD.”

Financial Outlook

The Company expects the third quarter net loss to be between $12 million and $14 million. The third quarter outlook takes into consideration significant production and validation activities planned at the Company’s contract manufacturers.

The Company expects the full-year 2004 net loss to be between $39 million and $41 million, including amortization of deferred stock compensation and other non-cash items of approximately $4 million. Cash used for operating activities is projected to be between $35 million and $37 million for the full year.

About IGF-1

Insulin-like Growth Factor-1, a natural hormone, is a 70 amino acid protein that must be present in tissues for normal growth and metabolism in humans. A deficiency of IGF-1 can result in short stature, which is characterized by children being shorter than approximately 97.5 percent of normal children, and can lead, in children and adults, to a range of other metabolic disorders with serious consequences to long-term health. These metabolic disorders can include lipid abnormalities, decreased bone density, obesity, insulin resistance and cardiovascular disorders.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of rhIGF-1 for the treatment of short stature, diabetes and other endocrine system disorders. Tercica’s initial target indication is Primary Insulin-like Growth Factor-1 Deficiency (Primary IGFD) in children. For further information on Tercica and Primary IGFD, please visit www.tercica.com.

Conference Call and Webcast Information

John A. Scarlett, M.D., the Company’s President and Chief Executive Officer and other members of Tercica’s senior management team will review second quarter results and anticipated milestones for 2004 via conference call and webcast on Monday, August 2, 2004 at 4:30 p.m. Eastern Daylight Time. To access the live teleconference, dial 888-677-1819 (U.S.) or 773-756-4602 (international). To access the webcast, please log on to the Company’s website at www.tercica.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 866-491-2908 (U.S.) or 203-369-1716 (international).

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements including without limitation the statements regarding: (A) Tercica’s upcoming milestones: (i) four data presentations related to Primary IGFD; (ii) initiation of a broad-scale Phase IIIb label expansion study of rhIGF-1 in children with Primary IGFD, which includes children with a less-severe form of IGFD, in the fourth quarter of 2004; and (iii) filing an NDA with the FDA in early 2005 for the use of Tercica’s rhIGF-1 in Severe Primary IGFD; and (B) financial projections including that: (i) the third quarter net loss is expected to be between $12 million and $14 million; (ii) Tercica expects the full-year 2004 net loss to be between $39 million and $41 million, including amortization of deferred stock compensation and other non-cash items of approximately $4 million; and (iii) cash used for operating activities is projected to be between $35 million and $37 million. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated. The above forward-looking statements are subject to the following risks and uncertainties: (i) the risky and uncertain drug development process; (ii) any delays in completing the rhIGF-1 manufacturing process at the Company’s contract manufacturers may delay the NDA submission to the FDA; (iii) budget constraints; (iv) unexpected costs or delays due to FDA requests or requirements; (v) enrolling sites and investigators for the Phase IIIb label expansion study; and (vi) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most importantly, Tercica’s Form 10-Q for the quarterly period ended March 31, 2004. Tercica assumes no obligation and does not intend to update these forward-looking statements.

Financial Tables Attached

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED FINANCIAL RESULTS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Statements of Operations
Costs and expenses:
Research and development*	$7,157	$3,898	$12,830	$6,153
Selling, general and administrative*	3,373	966	5,254	1,665
Acquired in-process research and development	1,167	—	1,417	—

Total costs and expenses	(11,697)	(4,864)	(19,501)	(7,818)
Interest and other income, net	250	32	364	76

Net loss	$(11,447)	$(4,832)	$(19,137)	$(7,742)

Basic and diluted net loss per share	$(0.48)	$(2.77)	$(1.32)	$(4.56)

Shares used to compute basic and diluted net loss per share	23,851,898	1,747,200	14,543,829	1,695,976

* Includes non-cash stock-based compensation as follows:
Research and development	$361	$165	$751	$199
Selling, general and administrative	346	2	738	2

Total	$707	$167	$1,489	$201

	June 30, 2004	December 31, 2003(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$69,005	$37,313
Total assets	73,121	42,484
Total liabilities	5,334	7,045
Convertible preferred stock	—	68,637
Total stockholders’ equity (deficit)	67,787	(33,198)

(1)	Derived from the audited financial statements for the year ended December 31, 2003 included in the Company’s Form S-1.

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